Exhibit 10.13

Technology License Agreement

between

Wuhan Lotus Cars Co., Ltd.

and

Zhejiang Liankong Technology Co., Ltd.

This Technology License Agreement (the “Agreement”) is entered into on December [  ], 2021 by and between:

(1) Wuhan Lotus Cars Co., Ltd., a company organized and existing under the laws of the People’s Republic of China, with its address at A404, No. 3 Building, No. 28 Chuanjiangchi 2nd Road, Wuhan Economic and Technological Development Zone, Wuhan, China, (“Lotus”);

(2) Zhejiang Liankong Technology Co., Ltd., a company organized and existing under the Law of the People’s Republic of China, with its address at No. 818 Binhai 2nd Road, Hangzhou Bay New Area, Ningbo, Zhejiang, China, (“Geely”).

Lotus and Geely are hereinafter referred to as a “Party” individually and the “Parties” collectively.

Cooperation Background

The PMAI architecture and other technologies are owned by Geely and its affiliates, and Geely intends to license the PMA1 architecture and other technologies to Lotus.

Clauses

1.	Definitions and Interpretations

Unless otherwise required in the context, the following terms and expressions shall have the following meanings.

Affiliate	means, with respect to any entity, any other entity directly or, through one or more intermediary organs (intermediaries), indirectly controlling, controlled by or under common control with such entity. Any “control”, with respect to an entity, shall mean the power to manage the entity or have decision-making power in the management of the entity through: (1) direct or indirect ownership of more than 50% of the shares, registered capital or equity of the entity with voting rights; ( ii) the power to appoint a majority of the directors of the entity or a similar management team; or (iii) agreement or otherwise. “Controlling” and “controlled” shall have corresponding meanings;

Agreement	means this License Agreement and the Exhibits hereto;

Appendix	means an appendix to this License Agreement;

Confidential information	means all non-public information belonging to the disclosing party, including but not limited to, the intellectual property rights, non-patent intellectual property rights, and the rights, products, parts, technical data, properties, designs, drawings, algorithms, formulas, know-how, specifications and procedures, expertise, suppliers, financial information, agreements or contracts, product plans, business plans , business methods, business data, customers, market, market or competitor analyses in the confidential information of the other Party, learned by or known to a Party before or after the effective date, and protected by laws;

Effective Date	means December [ ], 2021;

Documentation	means those documents stored electronically by Geely or its authorized third parties and accessible by Lotus. Such documents are stored in virtual database created for the purpose of execution of this License Agreement. Under the premise of complying with the terms of the database, Lotus has the right to independently access the database to obtain/download and use relevant information;

Intellectual property rights	mean intellectual property rights, including but not limited to patents, inventions (whether patentable or not) and design rights (registered and unregistered), utility models, copyrights and equivalent rights, know-how including trade secrets (whether patentable or not) and any similar rights, whether registered or not, and all rights under an license and other rights to enforce the foregoing. For the avoidance of doubt, trademarks are excluded from this definition;

Trademarks	mean trademarks (including numerical parts of trademarks), service marks, logos, trade names, aliases, trade dress, domain names, whether registered or unregistered in each case, including all registration applications, registrations, renewals thereto, etc.;

PMA1 architecture and other technologies	mean PMA1 mechanical architecture technology (including subsequent technology changes and upgrades), GEEA2.0 technology (including subsequent technology changes and upgrades) and intelligent driving technology, see Appendix A for details.

PA node	means an project approval node.

Lotus related products	mean the three vehicle models internally codenamed LAMBDA, ALPHA and SIGMA developed or to be developed by Lotus and its affiliates, as well as other vehicle models to be added thereafter upon mutual written agreement of the Parties.

EPA architecture technologies	mean new architecture technologies (including related technologies such as mechanical architecture and electrical and electronic architecture) developed by Lotus and its affiliates by themselves or upon commissioning a third party for development, based on Geely’s PMA1 architecture and related technologies (including PMA1 mechanical architecture GEEA2.0 electrical and electronic architecture and other related technologies).

2.	Geely’s Technologies License to Lotus - PMA1 Architecture and Other Technologies

2.1	Geely, on behalf of itself and its affiliates, hereby grants to Lotus a perpetual (the “License Term”), fully paid-up (Payments and Fees for Lotus are determined by Appendix B), non-exclusive, non-transferable, non-sublicensable (other than to Lotus’s affiliates), irrevocable, worldwide license:

(a)	for Lotus to use the PMA1 architecture and other technologies (as described in Appendix A) in whole or in part, and upgrade and develop Lotus’s EPA architecture technologies, based on this license;

(b)	to use PMA1 architecture and other technologies and its components in whole or in part on Lotus related products;

(c)	to design, process, manufacture, market and sell Lotus related products and components in whole or in part according to or using the technologies licensed in this Paragraph 2.1;

(d)	as an exception to the aforementioned “non-sublicensable”, after mutual agreement, Lotus may independently license the relevant technologies within the scope of license under the Agreement as part of the EPA architecture technologies (including mechanical architecture and electrical architecture) to third parties and obtain proceeds therefrom (such independent license does not include projects jointed participated in by Liankong and its affiliates and Lotus), and the Parties will agree on the distribution of the proceeds in a separate agreement drafted otherwise; and

(e)	for other purposes agreed upon by the Parties.

2.2	Lotus shall pay royalty in the amount and manner required in Appendix B.

2.3	The Parties agree that Lotus has the right to sub-license the license in Paragraph 2.1 to its affiliates. Except for the circumstances in Subparagraph 2.1(d) of the Agreement, Geely’s prior written consent is required for Lotus to sub-license the PMA1 architecture and other technologies to any third party other than to its affiliates. Lotus shall ensure that the use of the PMA1 architecture and other technologies by its affiliates or other third parties which are granted a sub-license in accordance with this Paragraph 2.3 does not exceed the scope of the license agreed in the Agreement.

2.4	Lotus understands that the PMA1 architecture and other technologies related information provided by Geely to Lotus in Paragraph 2.1 may involve third-party intellectual property rights, including intellectual property rights owned by suppliers of Geely and its affiliates; Geely shall ensure that Lotus obtains the license to use the corresponding technologies or similar alternative technical solutions without additional costs.

2.5	The Parties understand that Appendix A is the subject matter of delivery formed by the Parties based on their best understanding of the PMA1 architecture and other technologies at the time of execution of the Agreement. If the Parties agree that there is a missing item in the PMA1 architecture and other technologies agreed in Appendix A and such item is the key to the licensed technologies, the Parties shall update the list in Appendix A.

3.	Financial Terms and Conditions

3.1	See Appendix B for all financial terms and conditions related to the Agreement.

4.	Infringement upon Intellectual Property Rights

4.1	A Party (after becoming aware thereof) shall immediately notify the other Party in writing:

a)	The act of any third party causes the Party to reasonably believe that there has been or may be an infringement upon, misuse or other violation of, the intellectual property rights licensed to the Party under the Agreement.

b)	Any third party asserts against the Party that any intellectual property right license under the Agreement is invalid, cancelable, unenforceable, or misuses the third party’s intellectual property rights.

4.2	When a Party makes a request on intellectual property issues, the other Party shall provide reasonable assistance to the Party, and the related expenses should be negotiated each other. However, a Party, as the owner of the intellectual property rights related to the Agreement, shall have the right to decide to protect its intellectual property rights in any form, including taking actions such as suing and responding to lawsuits.

5.	Confidential Information

5.1.	The Parties shall take all necessary measures to comply with each other’s security and confidentiality procedures.

5.2.	All confidential information shall only be used for the purposes stipulated in the Agreement, unless otherwise specifically agreed in Paragraph 5.3, and when the other Party approves in writing, its own managers, employees, consultants or subcontractors need to know such information for the purpose of performing the duties under the Agreement, the Parties shall treat in confidence any confidential information obtained in connection with the Agreement and shall not disclose it to any third party.

5.3	The provisions of Paragraph 5.2 above do not apply to when the receiving Party can prove:

a)	The confidential information becomes available to the public through no breach of this or other confidentiality undertakings;

b)	The confidential information is already in the possession of the receiving party prior to disclosure by the disclosing party;

c)	The confidential information is obtained by the receiving party from a third party not bound by an obligation of confidentiality;

d)	The confidential information is required to be disclosed pursuant to mandatory laws, court orders, lawful government actions, or applicable securities exchange laws;

e)	The confidential information is reasonably required by either Party to enforce its rights and use its intellectual property rights or any results; or

f)	The confidential information is independently developed or created by a Party, any content of which is developed or created without the assistance or information of the other Party.

5.4	The receiving party shall protect the confidential information disclosed by the other Party with the same care as it would take for its own confidential information of a similar nature (but not less than a reasonable degree of care) to prevent dissemination or publication of the confidential information to third parties. In addition, either Party shall ensure that its employees and consultants are bound by the same confidentiality obligations, and any subcontractors involved in the performance of the Party’s obligations shall also sign a confidentiality undertaking, which shall contain provisions similar in nature to the provisions of Article 5 hereof.

5.5	Article 5 hereof shall survive the termination of the Agreement without time limitation.

6.	Representations and Warranties

6.1	Each Party represents and warrants to the other Party:

a)	It is duly established and exists in accordance with the laws of the places of establishment or incorporation, and has good credit standing;

b)	It has full corporate power and authority to execute and deliver the Agreement and perform its obligations hereunder;

c)	The execution, delivery and performance of the Agreement have been duly authorized and approved, and the authorization and approval have been fully established or effective, and there is not, and will not be, any violation of (i) any applicable laws or (ii) its constitutional documents or any agreement to which it is a party; and

d)	The Agreement is a legally binding obligation and may be enforceable in accordance with its provisions.

6.2	Exclusion of implied warranties

Unless otherwise expressly provided in this Appendix: (1) All representations and warranties related to the Agreement, whether implied, according to statutes, or embodied in any other form, especially warranties and representations regarding applicability, merchantability, description, intention and fitness for a particular purpose, non-infringement, integrity, system integration, and accuracy, are limited to the utmost extent permitted by laws; and (2) All intellectual property rights licensed under this Appendix are provided “as is” and the licensor has no obligation to maintain or update the same unless otherwise expressly agreed in writing between the Parties.

6.3	The absence of warranties and representations in this Article 6 or in the Agreement shall not (or shall be deemed to) exclude or limit either Party’s liability for actual fraud or willful misconduct.

6.4	Geely warrants that, to its best knowledge, the PMA1 architecture and other technologies do not infringe the intellectual property rights of any third party.

7.	Limitation of Liabilities

7.1	The Parties agree that the risks and costs arising from the use of the licensed technologies under the Agreement shall be borne by the Parties respectively.

7.2	Neither Party shall be liable for any indirect, incidental or consequential damages or losses on production or profits arising out of the Agreement.

7.3	Any individual or related total direct losses incurred by the Parties under the Agreement shall not exceed the royalty paid or expected to be paid.

7.4	The limitation of liabilities specified in the preceding paragraphs does not include losses caused by:

(a)	willful misconduct or gross negligence;

(b)	a Party’s breach of the confidentiality undertaking set out in Article 6; or

(c)	infringement on the intellectual property rights of the other Party or any third party.

8.	Assignments, Additions and Amendments

8.1	Assignments

Neither Party shall assign the Agreement or any of its rights and obligations hereunder without the prior written consent of the other Party.

8.2	Additions and amendments

Additions and amendments to the Agreement are only effective if agreed in writing by the Parties.

9.	Term and Termination

9.1	This License Agreement shall take effect from the Effective Date. Unless terminated early in accordance with the following terms, it shall be in effect for the term of the license granted.

9.2	A Party has the right to terminate the Agreement by giving the other Party at least one (1) year prior written notice.

9.3	Without prejudice to the reliefs that a Party may have when the other Party is in breach or fails to perform its obligations hereunder, either Party shall have the right to terminate the Agreement in the following circumstances:

a)	If a Party substantially breaches the Agreement and fails to rectify it (if it can be rectified) within thirty (30) days after receiving a written notice of rectification from the other Party, the other Party shall have the right to terminate the Agreement.

b)	If a Party delays in making the one-time payment as set out in Appendix B for more than ninety (90) days, the other Party shall have the right to terminate the Agreement.

c)	If a Party goes bankrupt or enters into restructuring negotiations with its creditors or files for bankruptcy, or is assigned for the benefit of its creditors, the other Party shall have the right to terminate the Agreement.

9.4	After a circumstance constituting breach is known or should be known to the aggrieved Party, the notice of termination shall be given immediately without delay.

9.5	All provisions of the Agreement (whether express or implied) shall survive the expiration or termination of the Agreement. The expiration or termination of the Agreement does not mean the termination of the obligations previously agreed by the Parties. The rights and obligations in the Agreement that should survive the termination of the Agreement according to their own nature shall still be valid before their performance is completed, and applicable to and binding on the Parties’ respective successors and permitted assigns. For the avoidance of doubt, if a Party changes the subject information, such change shall not affect the binding force of the Agreement.

9.6	For the avoidance of ambiguity, the Parties believe that without any restrictions, the following provisions of the Agreement shall survive the expiration or termination of the Agreement:

a)	The defaulting Party is obligated to pay all fees and expenses incurred under the Agreement from the Effective Date until the expiration or termination of the Agreement, including any interest on overdue fees and expenses (if any); and

b)	The Parties are obliged to treat in confidence the provisions of the Agreement and information regarding the performance of the Parties.

10.	Force Majeure

10.1	In case of failure or delay caused by force majeure events, neither Party shall be liable therefor hereunder. “Force majeure event” means an event beyond a Party’s reasonable control, in which it has no fault, which is foreseeable in nature or foreseeable but unavoidable, including strikes, blockades or other industrial disputes (whether involving its laborers or of a third party’s laborers), breakdown of energy or transportation networks, wars, terrorism, riots, collapse of building structures, fires, floods, storms, lightning, earthquakes, shipwrecks, epidemics or similar events, acts of God or extreme weather, or default or delay by suppliers or subcontractors, etc.

10.2	If the non-performing Party claims that there is a force majeure event and therefore it cannot perform its obligations under the Agreement, it shall notify the other Party with a delay and use commercially reasonable efforts to continue to perform or reduce the impact of non-performance, and immediately resume performing its obligations after the force majeure event is eliminated.

11.	Governing Laws and Settlement of Disputes

11.1       The Agreement shall be governed by, and construed in accordance with, the laws of the People’s Republic of China, without regard to principles of conflict of laws.

11.2       Any dispute or claim arising from or in connection with the Agreement shall be settled as follows:

In the event of a controversy, dispute or claim arising from or in connection with the Agreement, or breach, early termination or invalidation of the Agreement, it shall be finally submitted to the China International Economic and Trade Arbitration Commission for arbitration in accordance with its arbitration rules. The seat of arbitration shall be Shanghai, and the language used in the proceedings shall be Chinese. The Parties understand that the arbitration proceedings and any award or decision of the arbitration committee shall be kept strictly confidential.

12.	Miscellaneous

12.1       Compliance with laws

Each Party shall comply with all laws applicable to the Agreement, including any applicable data protection or privacy laws, laws regarding the use of personal data in connection with electronic communications, and shall use commercially reasonable efforts to make all participating subcontractors and third-party suppliers be alos subject to the relevant laws.

12.2       Severability

If any provision of the Agreement conflicts with applicable laws, or is found invalid by an arbitrator or a competent court, that provision shall be rewritten in an attempt to comply with applicable laws and to express as much as possible the original intent of the Parties. The remainder of the Agreement remains in effect.

12.3       Survival

If the Agreement is terminated or expires pursuant to Article 9 above, Articles 5 (Confidential Information), 7 (Limitation of Liabilities) and 11 (Governing Laws and Settlement of Disputes) and this Paragraph 12.3 shall survive any termination or expiration of the Agreement, and remain binding on the Parties after termination or expiration hereof.

12.4       The Agreement is executed in six counterparts, with Lotus and Geely holding three counterparts respectively, all of which shall have the same legal effect.

Wuhan Lotus Cars Co., Ltd.

/s/ Wuhan Lotus Cars Co., Ltd.

Date: December 20, 2021

Zhejiang Liankong Technology Co., Ltd.

/s/ Zhejiang Liankong Technology Co., Ltd.

Date: December 20, 2021

Schedule A

[***]

Schedule B

[***]